Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion in the Joint Proxy Statement/Prospectus, which forms a part of Registration Statement on Form S-4 filed by Allergan plc, of our opinion dated November 22, 2015 appearing as Annex E to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Recommendation of the Allergan Board of Directors and Allergan’s Reasons for the Merger”, “Summary—Opinions of Allergan’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC”, “The Transactions—Opinions of Allergan’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC”, “The Transactions—Background of the Merger”, “The Transactions—Recommendation of the Allergan Board of Directors and Allergan’s Reasons for the Merger” and “Additional Information”.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY AND CO. LLC

/s/ Jacqueline Purcell
Jacqueline Purcell Executive Director

March 4, 2016